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                                  United States
                       Securities and Exchange Commission
                             Washington, D.C. 20549

                               FORM 12b-25                     ---------------
                                                               SEC FILE NUMBER
                       NOTIFICATION OF LATE FILING                1-3560
                                                               ---------------
(Check One): ( )Form 10-K                  ( )Form 20-F   ( )Form 11-K
             (X)Form 10-Q                  ( )Form N-SAR

             For Period Ended:  September 30, 1999
                                ------------------

             ( )  Transition Report on Form 10-K
             ( )  Transition Report on Form 20-F
             ( )  Transition Report on Form 11-K
             ( )  Transition Report on Form 10-Q
             ( )  Transition Report on Form N-SAR

             For the Transition Period Ended:
                                             -----------------------

    ------------------------------------------------------------------------
    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
    ------------------------------------------------------------------------

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
                                              --------------------------------

PART I - REGISTRANT INFORMATION

P. H. Glatfelter Company
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Full Name of Registrant

96 South George Street
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Address of Principal Executive Office (Street and Number)

York, PA 17401
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City, State and Zip Code





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PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

(X) (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.

(X) (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 10-KSB, Form 20-F, Form 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or Form 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date.

( ) (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached, if applicable.


PART III - NARRATIVE

A miscommunication between the Registrant's management and the Registrant's EDGAR service provider resulted in the filing of the Registrant's Form 10-Q for the quarter ended September 30, 1999 after the SEC's 5:30 p.m. filing deadline on November 15, 1999 (the due date for such Form 10-Q). Such Form 10-Q was submitted to the SEC for filing after 5:30 p.m. on November 15, 1999 and was accepted by the SEC on November 16, 1999.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

      Thomas D. D'Orazio           (717)          225-4711
      ------------------          ---------     ----------------
            Name                  Area Code     Telephone Number

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months been
    filed?                                                        (X)Yes ( )No







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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report thereon?
                                                                 ( )Yes  (X)No

    Explanation:
    All such changes are set forth in the Registrant's Form 10-Q for the quarter ended September 30, 1999, as filed with the SEC on November 16, 1999.


              P. H. Glatfelter Company
              ----------------------------------------------
               (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  November 16, 1999                 By:  /s/ Thomas D. D'Orazio
       -----------------                     -----------------------------
                                             Thomas D. D'Orazio
                                               Corporate Controller











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